Exhibit 99.1

Contact:

John Luttrell

EVP & CFO

(949) 699-3918

THE WET SEAL, INC. ANNOUNCES APPOINTMENT OF

CHIEF MERCHANDISE OFFICER FOR WET SEAL DIVISION

FOOTHILL RANCH, CA, April 24, 2006 – Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) announced today the appointment of Dyan Jozwick as Chief Merchandise Officer for its Wet Seal division. She will join Wet Seal on May 2, 2006.

Dyan comes to Wet Seal from Robinsons-May, where she is currently a Senior Vice President and General Merchandise Manager. In that role, Dyan is responsible for the merchandising strategy and branding for the Company’s Junior, Tweens, Childrens, Dresses and Suits and Coats divisions.

Dyan joined Robinsons as a manager for the Junior division prior to becoming a Junior division dress buyer. She was later promoted to Vice President/Divisional Merchandise Manager in all areas of sportswear. Dyan also spent three years with Carole Little as the Executive Vice President of Sales, Merchandising and Production.

According to Joel Waller, chief executive officer of The Wet Seal, Inc.: “Our search for a chief merchant at the Wet Seal division was comprehensive and we are very excited to have found someone whose skills so closely matched our extensive list of prerequisites. Dyan is a dynamic and successful merchant with an extensive prior history of success in the Junior market. She clearly understands the Wet Seal customer and has a merchandising vision and focus that closely aligns with our Company’s strategy. She has proven expertise in merchandise sourcing, and she is joining Wet Seal at a time when her skills in this area will help us take our business to the next level.”

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 401 stores in 46 states, the District of Columbia and Puerto Rico, including 309 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.